AMENDMENT NO. 2
TO THE
SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
This Amendment No. 2 to the Sub-Administration and Accounting Agreement (this “Amendment”) is made as of June 1, 2008 (“Effective Date of Amendment No. 2 to SAAA”), and shall amend the Sub-Administration and Accounting Agreement made as of the 8th day of October, 2001, as amended (the “Agreement”) by and between Schroder Capital Funds (Delaware), a Delaware business trust (the “Trust”), on behalf of each of its constituent funds, SEI Investments Global Funds Services (the “Administrator”), a Delaware business trust and Schroder Investment Management North America Inc. (“SIMNA”), as assignee of Schroder Fund Advisors, Inc. (“SFA”). Defined terms not defined herein and defined in the Agreement shall have the meaning given to them in the Agreement.
WHEREAS, the Administrator, now known as SEI Investments Global Funds Services, provides administration and accounting services to the Trust;
WHEREAS, SFA, the Trust’s former administrator, with the consent of SEI, has assigned the Agreement to SIMNA and all references to SFA shall be replaced by references to SIMNA;
WHEREAS, each of the parties to the Agreement now wish to amend the Agreement as provided herein; and
WHEREAS, Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought;
NOW, THEREFORE, for and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:
(1)	New Article 27. A new Article 27 is hereby added to the Agreement as follows:

ARTICLE 27. Special Third Party Valuation Services. The Administrator may, from time to time, provide to the Trust valuation services and products (“Special Third Party Valuation Services”) from any third-party pricing vendors selected by the Administrator, the Investment Manager or the Trust (“Special Third Party Valuation Vendors”). The Trust acknowledges and agrees that the Special Third Party Valuation Services are confidential and proprietary trade secrets of the Special Third Party Valuation Vendors. Accordingly, the Trust shall honor reasonable written requests by the Administrator and the Special Third Party Valuation Vendors to protect their proprietary rights in their data, information and property including reasonable written requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Valuation Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use in connection with the receipt of the Services. The Trust may use Special Third Party Valuation Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trust’s investors, however the Trust shall not distribute any Special Third Party Valuation Services to other third parties. THE SPECIAL THIRD PARTY VALUATION VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 5 OF THE AGREEMENT, NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VALUATION VENDORS SHALL BE LIABLE FOR ANY

DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY VALUATION SERVICES PROVIDED PURSUANT TO THIS ARTICLE 27, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.
(2)	Schedule B. Schedule B is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

(3)	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

(4)	Multiple Originals. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(5)	Binding Effect. This Amendment, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective permitted successors and assigns.

(6)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Stephen G. Meyer
Name:	Stephen G. Meyer
Title:	President & CEO

SCHRODER CAPITAL FUNDS (DELAWARE)

By:	/s/ Alan M. Mandel

Name:	Alan M. Mandel
Title:	Treasurer

SCHRODER FUND ADVISORS INC.

By:	/s/ Alan M. Mandel

Name:	Alan M. Mandel
Title:	Director

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Carin F. Muhlbaum

Name:	Carin F. Muhlbaum
Title:	Authorized Signatory

ATTACHMENT 1
SCHEDULE B
TO THE SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
DATED AS OF OCTOBER 8, 2001,
AMENDED AS OF SEPTEMBER 15, 2004,
AMENDED AS OF JUNE 1, 2008
BY AND BETWEEN
SCHRODER CAPITAL FUNDS (DELAWARE), SEI INVESTMENTS GLOBAL
FUNDS SERVICES AND SCHRODER FUND ADVISORS INC.

Portfolios:	This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created (collectively with the portfolios of Schroder Series Trust, the “Portfolios”). The following is a list of the current portfolios of the Trust:

1. SCHRODER INTERNATIONAL ALPHA FUND

2. SCHRODER U.S. OPPORTUNITIES FUND

Fees:	Commencing as of June 1, 2008, each Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware) and Schroder Series Trust (the “Schroder Funds Complex”):

0.095% on the first $1 billion of average daily net assets

0.085% on the next $1 billion of average daily net assets

0.07% on the next $1 billion of average daily net assets

0.06% on the next $2 billion of average daily net assets

0.05% on average daily net assets in excess of $5 billion

This fee schedule is subject to a cumulative minimum annual fee for the Schroder Fund Complex of ten Portfolio’s in existence as of the Effective Date of Amendment No. 2, in the amount of $830,000 for all such portfolios and classes.

The minimum fee shall be increased for each Portfolio in excess of ten Portfolios in the Schroder Funds Complex in existence as of the Effective Date of Amendment No. 2, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be increased for each new class added to any Portfolio in the Schroder Funds Complex after the date of this Amendment, as follows: $12,500 for each new class added to a Portfolio that invests primarily in domestic securities and $17,000 for each new class added to a Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any Portfolio in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any class in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows: $12,500 for each class that invests primarily in domestic securities and $17,000 for each class that invests primarily in international securities.

Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of the Agreement, as amended.

Term:	The Agreement became effective on November 5, 2001 (executed by the parties on October 8, 2001) and, as hereby amended, shall remain in effect through October 31, 2010 (“Initial Term”) and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the Agreement.
[END OF SCHEDULE B]